Exhibit 99.1

SUNSTONE HOTEL INVESTORS BOARD OF DIRECTORS ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

Bryan Giglia Appointed Chief Executive Officer

Robert Springer Named President and Chief Investment Officer

Aaron Reyes Appointed Chief Financial Officer

Irvine, Calif. (March 7, 2022) – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced that its Board of Directors (the “Board”) has appointed Bryan Giglia, current Chief Financial Officer, as the Company’s Chief Executive Officer, effective immediately. Additionally, the Board appointed Robert Springer, Chief Investment Officer, to the additional role of President. Aaron Reyes, Senior Vice President of Finance and Treasurer, has been appointed Chief Financial Officer, replacing Mr. Giglia. Douglas M. Pasquale, Chairman and Interim Chief Executive Officer, will assume the role of Executive Chairman through August 2022.

Mr. Pasquale said, “After an extensive and thorough search process, including internal and external candidates, the Board selected Bryan as CEO and Robert as President to lead Sunstone as we pursue superior long-term per share NAV growth. This was based on their decades of hotel industry experience, deep knowledge and understanding of the Company, ability to immediately build on our recent success of recycling capital, and capability to execute on property-level value creation opportunities. My focus as Executive Chairman will be to provide guidance to Bryan, Robert and Aaron as they transition into their roles.”

Mr. Giglia said, “I am deeply honored by the Board’s decision to appoint me Chief Executive Officer. The entire team and I are focused on building upon our recent successful transactions and actively recycling capital to create shareholder value. On behalf of our shareholders, we will work tirelessly to ensure Sunstone continues to execute its strategy, prioritizing the best interests of our shareholders and maximizing the value of our portfolio. As we emerge from the pandemic, our portfolio is among the best positioned to capitalize on the recovery in corporate and group travel demand and our balance sheet provides ample capacity to grow per share earnings and NAV.”

Mr. Springer said, “I am excited by the opportunity to continue my ten-plus year relationship with Bryan as we embark on a partnership to lead Sunstone. We will work closely together to capitalize on the imbedded value within our existing portfolio as we actively recycle past investments into new growth and value creation opportunities.”

About Sunstone Hotel Investors

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release has interests in 16 hotels comprised of 8,125 rooms, the majority of which are operated under nationally recognized brands. Sunstone’s business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

For Additional Information

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018